Elevance Health Board Welcomes Steve Collis as New Director, Reflecting Ongoing Commitment to Governance Excellence

INDIANAPOLIS – July 28, 2025 – The board of directors of Elevance Health (NYSE: ELV) announced today that Steve Collis, a highly regarded global healthcare executive, will be joining the company’s board, effective August 1. He will also serve on the board’s Audit and Finance Committees, further enhancing the board’s industry expertise and financial oversight capabilities. His addition is part of the board’s ongoing commitment and structured approach to refresh its membership in support of the company’s strategy, stakeholder needs, and the broader healthcare landscape.

 “Steve brings a distinguished record of leadership, transformation, and operational excellence. His insights will support our continued focus on delivering high-quality care, driving innovation, and creating enduring value for the people and communities we serve.” said Ramey Peru, Chair of the Elevance Health Board of Directors. “His deep experience in healthcare operations and long-term value creation align well with our strategic objectives.”

Mr. Collis currently serves as Executive Chairman of the Board of Cencora (formerly AmerisourceBergen). He joined Cencora in 1994, building a distinguished career in the company, holding several key executive leadership positions across the organization, culminating in his appointment as President and Chief Executive Officer in 2011, a role he held until he became Executive Chairman of the Board in 2024. During his 13-year tenure as President and CEO, he led Cencora through significant strategic transformation, expanding its global reach and deepening its capabilities across the pharmaceutical and healthcare supply chain.

 “Steve’s appointment reflects Elevance Health’s continued commitment to thoughtful Board evolution and sound governance, ensuring the board has the right experience to support the company’s growth in a changing market,” Mr. Peru added.

About Elevance Health, Inc.
Elevance Health is a lifetime, trusted health partner whose purpose is to improve the health of humanity. The company supports consumers, families, and communities across the entire healthcare journey – connecting them to the care, support, and resources they need to lead better lives. Elevance Health’s companies serve over 109 million consumers through a diverse portfolio of industry-leading medical, pharmacy, behavioral, clinical, home health, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on X and Elevance Health on LinkedIn.

Investor Relations:
Nathan Rich
Investor.Relations@elevancehealth.com
Media Relations:
Leslie Porras
Leslie.Porras@elevancehealth.com